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Salomon Brothers Emerging Markets Debt Fund Inc.

Salomon Brothers Emerging Markets Income Fund II Inc.

Salomon Brothers Global High Income Fund Inc.

Salomon Brothers High Income Fund II Inc

Salomon Brothers Variable Rate Strategic Fund Inc.

High Income Opportunity Fund Inc.

Managed Municipals Portfolio Inc

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Citigroup Closed-End Funds

Announce Adjournment of Special Meetings of Shareholders

NEW YORK – (Business Wire) – October 21, 2005

The following Citigroup closed-end funds - Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers High Income Fund II Inc, Salomon Brothers Variable Rate Strategic Fund Inc., High Income Opportunity Fund Inc. and Managed Municipals Portfolio Inc - today issued the following statement:

The Special Meeting for each Fund has been adjourned to November 15, 2005 in order for each Fund to continue to solicit votes to reach the necessary quorum to conduct business at the Special Meetings. The November 15 meetings will be held at 399 Park Avenue, 12th Floor Auditorium, New York, New York 10022. Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers High Income Fund II Inc and Salomon Brothers Variable Rate Strategic Fund Inc. will meet at 4:00 p.m. (New York time) and High Income Opportunity Fund Inc. and Managed Municipals Portfolio Inc will meet at 1:00 p.m. (New York time). The record date for the Special Meetings will remain August 22, 2005.

Shareholders having questions or needing assistance in voting their shares should contact Georgeson Shareholder Communications at 1-888-293-6728.

Symbols: EDF, EHI, ESD, GFY, HIX, HIO, MMU

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Citigroup Asset Management
212-559-0104